Feedyards must be approved to market Naturewell™ cattle USPB Offers Naturewell™ Natural Angus Grid No antibiotics or hormones to be given in final 120 days on feed.

Quality Grade Drives Premiums

Quality grade continues to be the largest source of premiums paid on USPB cattle. That’s not surprising given the wide Choice/Select spread in place this spring (See Choice/Select Widens Dramatically on page 2).
     During the week of April 29, $15.62 per head—of the average $21.99 per head premium paid on USPB’s grids—came from Quality grade. USPB cattle also earned $12.44 per head that week in yield benefit. However, they gave back $7.92 per head in Yield Grade and Outweight discounts.
     “Our Base grid cattle have earned good premiums recently because of Quality grade and Yield in spite of an increase in Yield Grade 4 carcasses,” Brian Bertelsen, Director of Field Operations points out.
     “Our Market grid cattle, much like the industry as a whole, have decreased in Quality grade and Yield while increasing Yield Grade 4’s. That has resulted in their average premiums decreasing (See USPB Benchmark Performance Data on page 2).” ♦

USPB Unit Trades Reflect
Recent Market Conditions

“A  limited number of combined Class A and Class B units have traded during fiscal year 2006 at an average price of $143.67,” Tracy Thomas, Director of Marketing reports. “The most recent trade occurred at $130 on a small number of units. Industry earnings and lack of market access issues have had an effect on unit sales,” Thomas says.
     If you are interested in buying or selling units, please call Tracy Thomas at 866-877-2525. ♦

U.S. Premium Beef members now have an opportunity to feed cattle for the company’s Naturewell™ Natural Angus Beef branded product line.
     “Naturewell™ is a product we started testing two years ago," Steve Hunt, USPB CEO, points out. “Unlike the NatureSource™ product line we introduced last month, Naturewell™ cattle only have to meet antibiotic and hormone restrictions during the final 120 days on feed.
     “Having the two ‘natural’ product lines lets us offer our retail customers a selection to target specific customers interested in this type of beef,” Hunt adds.
“Feedyards delivering Naturewell™ cattle will have to be pre-approved by National Beef (NBP),” Stan Linville, USPB COO, explains. “Members who want to deliver cattle into this program need to notify us well in advance of delivery so NBP staff will have time to conduct an on-sight meeting with the feedyard to approve it as a supplier and perform an animal welfare audit.”
     Naturewell™ Natural Angus is an "Angus heritage" beef program. Live cattle specifications include Black or Red Angus crossbred steers and heifers only, based on genotype or phenotype. Cattle eligible based on phenotype must be predominately (51%) solid black or, in the case of Red Angus, be solid red or red baldy and polled. Angus (Black and Red) phenotype animals will be evaluated by an NBP employee.

Brahman or dairy influence cattle will not be accepted in this program.
     Cattle approved for the Naturewell™ program will be required to be fed and managed according to guidelines established by National Beef. Those guidelines include not feeding any animal byproducts for the life of the animal or administering any antibiotics and hormones during the final 120 days on feed.

Naturewell™ cattle must be fed a corn-based ration for a minimum of 120 days before harvest.
     In addition, Naturewell™ approved feedyards will be required to comply with the National Cattleman’s Beef Association’s Beef Safety and Quality Assurance program or be approved under National Beef’s Animal Welfare program. If you have an interest in feeding cattle for the Naturewell™ program, please call our office at 866-877-2525 for a complete listing of program requirements and grid payment information. ♦

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

Choice/Select Spread
Widens Dramatically

USDA’s Choice/Select spread continued to trend wider in April and May with the most recent week of May 6 averaging $18.19, up $2 from the previous weekly average. As a result, USPB's four-week average increased to $15.10 for the week of May 13.
     The increase reflects seasonal demand for Choice product relative to the lack of production of Choice grade beef by the U.S. beef industry. As a result, cattle that grade Choice, Yield Grade 3 or better and yield well, are receiving significant premiums on both of USPB's grids. If you need delivery rights to market additional cattle through USPB, please call our office at 866-877-2525 for leasing information. ♦

USPB Benchmark Performance Data
Cattle Marketed Between 4/02/06 and 4/29/06
(Numbers in Percent)	Base Grid		Market Grid
	All	Top 25%	All	Top 25%
Yield	63.94	64.80	63.89	64.46
Prime	2.28	4.48	0.64	0.52
Choice	59.89	71.29	46.97	51.39
CAB	11.70	17.45	6.16	7.40
NAB	7.63	9.47	0.58	0.23
Black Hided	76.94	83.32	59.29	51.16
Ungraded	2.18	1.29	2.63	1.78
Hard Bone	0.46	0.21	0.51	0.18
YG1	7.05	5.11	14.35	20.58
YG2	30.24	27.80	37.98	41.53
YG3	45.42	49.57	37.18	31.36
YG4	15.68	15.84	9.48	6.23
YG5	1.61	1.68	1.02	0.30
Light Wt.	0.67	0.25	0.57	0.21
Heavy Wt.	0.59	0.48	0.61	0.43
QG Premium	$19.84	$37.26	$4.44	$10.13
Yield Benefi t	$13.67	$31.09	$6.06	$15.93
YG P/D	-$7.14	-$7.08	-$2.12	$4.65
OW Discount	-$1.48	-$0.89	-$1.72	-$0.90
S/H Premium	$1.55	$1.51	$3.26	$3.21
Total Prem.	$26.44	$61.89	$9.92	$33.02

U.S. Premium Beef, LLC P.O. Box 20103 Kansas City, MO 64195 ADDRESS SERVICE REQUESTED